Chuy’s Holdings, Inc. Announces Third Quarter 2015 Financial Results

AUSTIN, Texas, November 3, 2015 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the third quarter ended September 27, 2015.
Highlights for the third quarter ended September 27, 2015 were as follows:

•	Revenue increased 15.3% to $73.9 million from $64.1 million in the third quarter of 2014.

•	Comparable restaurant sales increased 4.2% as compared to the same period in 2014, the 21st consecutive quarter of comparable restaurant sales growth.

•	Net income increased 31.0% to $4.1 million, or $0.24 per diluted share from $3.1 million, or $0.19 per diluted share.

•	Restaurant-level EBITDA(1) increased 35.4% to $15.0 million from $11.1 million in the third quarter of last year.

•	Two new restaurants opened during the third quarter of 2015.

(1)
Restaurant-level EBITDA is a non-GAAP measure. For a reconciliation of restaurant-level EBITDA to GAAP net income and discussion of why we consider it useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “Our third quarter results included double-digit revenue growth driven by ongoing restaurant expansion as well as our 21st consecutive quarter of comparable restaurant sales growth. Additionally, favorable food costs and enhanced efficiencies gained from our operating initiatives resulted in improved store-level profitability, yielding diluted EPS growth of more than 26%. Our brand continues to resonate well with our guests through our made-from-scratch, Tex Mex-inspired menu, commitment to value and upbeat, irreverent atmosphere.”
Hislop concluded, “With two openings during the quarter and two more openings subsequent to the third quarter, we have opened eight new restaurants to date this year and are pleased with the early performance of these stores. While changes to our development strategy resulted in opening more stores during the last quarter of the year, we have already filled the majority of our 2016 pipeline and expect a return to a more balanced development schedule next year.”

Third Quarter 2015 Financial Results
Revenue increased $9.8 million, or 15.3%, to $73.9 million in the third quarter of 2015 compared to the third quarter of 2014. The increase was driven by $9.0 million in incremental revenue from an additional 102 operating weeks provided by 11 new restaurants opened during and subsequent to the third quarter of 2014. This increase was partially offset by a decrease in revenue related to our non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue for these non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening.
Comparable restaurant sales increased 4.2% in the third quarter of 2015 as compared to the same period in 2014. The increase in comparable sales was driven by a 4.4% increase in average check offset by a 0.2% decrease in average weekly customers. The comparable restaurant base consisted of 48 restaurants during the third quarter of 2015.
Total restaurant operating costs as a percentage of revenue decreased to 79.7% in the third quarter of 2015 from 82.7% in the third quarter of 2014. This decrease was driven primarily by the impact of lower food costs as a percentage of revenue, particularly grocery, dairy and chicken costs and lower labor costs as a percentage of revenue related to increased efficiencies gained from internal initiatives. The decrease was partially offset by higher occupancy costs.
Due to higher pre-tax income levels and the utilization of the Company’s remaining federal net operating loss carryforwards in the first half of 2015, the Company’s federal statutory tax rate increased from 34% to 35% in the third quarter of 2015 and began paying federal tax obligations from operating cash flows. This increase in tax rate along with lower employment tax credits on employee tips as a percentage of pre-tax income increased the Company’s effective tax rate to 38.3% during the third quarter of 2015 from 26.3% for the comparable quarter of 2014.
Net income for the third quarter of 2015 increased 31% to $4.1 million, or $0.24 per diluted share, compared to $3.1 million, or $0.19 per diluted share, in the third quarter of 2014.
At the end of the third quarter of 2015, the Company had no debt outstanding under its credit facility. On October 30, 2015, the Company entered into a first amendment to its existing $25 million revolving credit agreement dated November 12, 2012 with Wells Fargo Bank, N.A. The amendment extends the maturity date of the credit agreement to October 30, 2020 from November 30, 2017 and revises the applicable margins and leverage ratios that determine the commitment fees and interest rates payable by the Company under the credit agreement. For additional information regarding the amendment see our Current Report on Form 8-K filed on November 3, 2015.

Development Update
During the third quarter, two new Chuy’s restaurants were opened in El Paso, TX and Tulsa, OK. Subsequent to the end of the third quarter, two additional Chuy’s restaurants were opened in Tuscaloosa, AL and Columbus, OH.
2015 Outlook
The Company has revised its fiscal year 2015 guidance and now expects its diluted net income per share to range from $0.86 to $0.88 versus a previous range of $0.82 to $0.85. The net income guidance for fiscal year 2015 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of approximately 2.9% which implies growth of approximately 2.4% for the fourth quarter;

•	Restaurant pre-opening expenses of approximately $4.2 million to $4.7 million;

•	General and administrative expenses of approximately $16.3 million (versus a previous range of $15.8 million to $16.3 million);

•	An effective tax rate of approximately 29% to 31% for the remainder of the year (versus a previous range of 28% to 30%);

•	The opening of 10 new restaurants;

•	Capital expenditures (net of tenant improvement allowances) of approximately $27.0 million (versus a previous range of $27.5 million to $30.0 million); and

•	Annual weighted average diluted shares outstanding of 16.7 million to 16.8 million shares.

The following definitions apply to these terms as used in this release:

Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Conference Call
The Company will host a conference call to discuss financial results for the third quarter of 2015 today at 4:30 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 888-806-6230 or for international callers by dialing 913-312-0648. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 5384187. The replay will be available until Tuesday, November 10, 2015. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investors section. An archive of the webcast will be available through our website shortly after the call has concluded.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 67 full-service restaurants across fourteen states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, including the Company’s fiscal year 2015 guidance and the related assumptions, and our restaurant development schedule are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Revenue	$73,910	$64,107	$216,101	$183,342

Costs and expenses:
Cost of sales	19,674	18,110	57,020	51,618
Labor	23,641	21,763	69,914	61,279
Operating	10,235	8,966	29,734	25,122
Occupancy	4,802	3,782	14,149	11,140
General and administrative	4,073	2,876	12,456	8,738
Marketing	576	422	1,720	1,327
Restaurant pre-opening	1,067	1,273	2,874	3,733
Depreciation and amortization	3,230	2,663	9,422	7,418
Total costs and expenses	67,298	59,855	197,289	170,375
Income from operations	6,612	4,252	18,812	12,967
Interest expense	16	36	93	77
Income before income taxes	6,596	4,216	18,719	12,890
Income tax expense	2,527	1,110	6,042	3,706
Net income	$4,069	$3,106	$12,677	$9,184

Net income per common share:
Basic	$0.25	$0.19	$0.77	$0.56
Diluted	$0.24	$0.19	$0.76	$0.55

Weighted-average shares outstanding:
Basic	16,476,472	16,436,585	16,465,499	16,423,301
Diluted	16,760,695	16,706,865	16,726,925	16,711,794

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Selected Balance Sheet Data
(In thousands)

	September 27, 2015	December 28, 2014
Cash and cash equivalents	$10,598	$3,815
Total assets	195,060	179,212
Long-term debt	—	8,750
Total stockholders’ equity	132,205	118,188

Reconciliation of Non-GAAP Measures
We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP restaurant-level EBITDA, which represents net income plus the sum of general and administrative expenses, restaurant pre-opening costs, depreciation and amortization, interest and taxes. Restaurant-level EBITDA is presented because: (i) the Company believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; and (ii) the Company uses restaurant-level EBITDA internally as a benchmark to evaluate its operating performance and compare our performance to that of our competitors. Additionally, the Company presents restaurant-level EBITDA because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs, which are non-recurring at the restaurant level. The use of restaurant-level EBITDA thereby enables the Company and its investors to compare operating performance between periods and to compare our operating performance to the performance of the Company’s competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency and performance. The use of restaurant-level EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. The Company presents restaurant-level EBITDA margin for the same reasons it presents restaurant-level EBITDA.

The following table includes a reconciliation of net income to restaurant-level EBITDA (dollars in thousands):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014

Net income	$4,069	$3,106	$12,677	$9,184
Income tax provision	2,527	1,110	6,042	3,706
Interest expense	16	36	93	77
General and administrative	4,073	2,876	12,456	8,738
Restaurant pre-opening expenses	1,067	1,273	2,874	3,733
Depreciation and amortization	3,230	2,663	9,422	7,418
Restaurant-level EBITDA	$14,982	$11,064	$43,564	$32,856

Restaurant-level EBITDA margin (1)	20.3%	17.3%	20.2%	17.9%

(1)	Restaurant-level EBITDA margin is calculated by dividing restaurant-level EBITDA by revenue.

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com